Consent of Independent Registered Public Accounting Firm

March 16, 2017

Scandium International Mining Corp. 1430 Greg Street, Suite 501 Sparks, NV 89431

Re:	Scandium International Mining Corp. (the “Company”)
Annual Report on Form 10K

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-179657) of Scandium International Mining Corp., of our report dated March 16, 2017 relating to the consolidated financial statements of Scandium International Mining Corp., which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Yours truly,

“DAVIDSON & COMPANY LLP”

DAVIDSON & COMPANY LLP
Chartered Professional Accountants